Exhibit 99.1

ANACOR PHARMACEUTICALS APPOINTS WENDELL WIERENGA

TO ITS BOARD OF DIRECTORS

Palo Alto, CA — September 12, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) today announced that its Board of Directors has appointed Wendell Wierenga, Ph.D. to serve as a Class III director until the Company’s 2016 annual meeting of shareholders.  Anacor also announced that Paul Klingenstein has resigned from the Board.

Dr. Wierenga is a seasoned pharmaceutical executive with broad experience in all aspects of research, drug discovery and drug development.  From June 2011 until February 2014, Dr. Wierenga served as Executive Vice President, Research and Development of Santarus, Inc., a public biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014.  From 2007 until May 2011, he served as Executive Vice President, Research and Development of Ambit Biosciences Corporation.  From 2003 to 2007, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc.  From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc.  From 1990 to 2000, Dr. Wierenga was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis, a division of Warner Lambert Co.  Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co. and its successor companies for 16 years in various positions, most recently as executive director of discovery research.  Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University.  In addition, Dr. Wierenga is a member of the boards of directors of XenoPort, Inc., Cytokinetics, Incorporated, Ocera Therapeutics, Inc., Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc.

“The other members of the Board and I thank Paul for the many contributions he has made to the Company since joining the Board in 2002, and wish him well in his future endeavors,” said Paul Berns, Anacor’s Chairman and Chief Executive Officer.  “At the same time, we are pleased to welcome Wendell as a new independent director.  Wendell is a highly respected pharmaceutical executive with broad managerial, board and strategic leadership experience and an extensive background in research and drug development.  We look forward to working with Wendell and benefiting from his expertise.”

“I am very pleased to become a member of the Anacor Board,” said Wendell Wierenga.  “Anacor recently achieved a significant milestone with FDA’s approval of KERYDINTM and I look forward to contributing to the continued success of the company.”

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDINTM (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz will distribute and commercialize KERYDIN in the United States.  Anacor’s lead product candidate is AN2728, an investigational anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered, synthesized and is developing six molecules.  These include three wholly-owned investigational product candidates. AN2718 is an investigational topical antifungal, AN2898 is a backup compound to AN2728 and AN3365 is an investigational antibiotic for the potential treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other investigational compounds that it has out-licensed for further development.  The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in earlier stages of research and pre-clinical development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, safety and efficacy of Anacor’s product candidates, timing and potential approval of Anacor’s product candidates and timing and potential commercial success of Anacor’s products.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Anacor undertakes no obligation to update any forward-looking statement in this press release except as required by law.  These forward looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the timely and successful launch of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz; any issues or delays arising during the course of Anacor’s Phase 3 studies or other studies relating to AN2728; any delay or failure by the FDA to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Geoff Parker, 650-543-7516

Executive Vice President and Chief Financial Officer

DeDe Sheel, 650-543-7575

Senior Director, Investor Relations and Corporate Communications